Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Anchiano Therapeutics Ltd.:

We consent to the use of our report dated March 17, 2020, with respect to the consolidated balance sheets of Anchiano Therapeutics Ltd. as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, included herein and to the reference to our firm under the heading 'Experts' in the prospectus.

Our report contains an explanatory paragraph that states that the Company's recurring losses and cash flow deficits from operations together with other matters described in Note 1 to the consolidated financial statements raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

Our report contains an explanatory paragraph that states that during 2019 the Company’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles. The Company previously prepared its financial statements in accordance with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Our report refers to a change to the method of accounting for leases.

/s/ Somekh chaikin

Somekh Chaikin

Certified Public Accountants (lsr.)

Member Firm of KPMG International

Tel Aviv, Israel

January 13, 2021